Exhibit(a)(1)(B)

INPHI CORPORATION

OFFER TO PURCHASE

0.75% CONVERTIBLE SENIOR NOTES DUE 2025

CUSIP No.: 45772F AF4

Pursuant to the terms and conditions of the Indenture, dated as of April 24, 2020 (the “Original Indenture”), between Inphi Corporation, a Delaware corporation (“Inphi,” the “Company,” “we,” “us” and “our”), and U.S. Bank National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of April 20, 2021 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), among the Company, Marvell Technology, Inc., a Delaware corporation (“MTI”), and the Trustee, relating to the Company’s 0.75% Convertible Senior Notes Due 2025 (the “Notes”), each holder of the Notes has the right (the “Repurchase Right”) to require the Company to repurchase all or part of such holder’s Notes, for which such holder has not delivered an irrevocable Notice of Conversion (as defined in the Indenture), as a result of the occurrence of a Fundamental Change (as defined in the Indenture).

As previously disclosed in notices given to holders of the Notes on April 20, 2021 and May 3, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated October 29, 2020, by and among Marvell Technology Group, Ltd, a Bermuda exempted company (“Marvell”), MTI, Maui Acquisition Company Ltd, a Bermuda exempted company and a wholly owned subsidiary of MTI (“Bermuda Merger Sub”) and Indigo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of MTI (“Delaware Merger Sub”). Effective as of 4:01 p.m. Eastern Time on April 20, 2021 (such date, the “Merger Effective Date” and such time, the “Bermuda Merger Effective Time”), Bermuda Merger Sub merged with and into Marvell (the “Bermuda Merger”), with Marvell continuing as a wholly owned subsidiary of MTI. Effective as of 4:02 p.m. Eastern Time on the Delaware Merger Effective Date (the “Delaware Merger Effective Time”), Delaware Merger Sub merged with and into Inphi (the “Delaware Merger” and, together with the Bermuda Merger, the “Mergers”), with Inphi continuing as a wholly owned subsidiary of MTI. As a result of the Delaware Merger, a Fundamental Change under the Indenture has occurred, and each holder of the Notes has the Repurchase Right described above.

The Repurchase Right will expire at 12:00 midnight, New York City time, at the end of the day on June 1, 2021, (the “Expiration Date”). Notes tendered for purchase may be withdrawn at any time on or prior to 12:00 midnight, New York City time, at the end of the day on June 1, 2021 (the “Withdrawal Date”). Holders of Notes who validly tender their Notes on or prior to 12:00 midnight, New York City time, on the Expiration Date will receive 100% of the aggregate principal amount of Notes validly tendered and not validly withdrawn, plus accrued and unpaid interest to, but not including the Repurchase Date (as defined herein) (collectively, the “Repurchase Price”). Payment of the Repurchase Price for Notes validly tendered and not validly withdrawn shall be made on June 2, 2021 (the “Repurchase Date”).

Holders who validly tender all or part of their Notes pursuant to the Repurchase Right may not surrender such Notes for conversion unless they validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. Holders who validly tender and do not validly withdraw their Notes pursuant to the Repurchase Right will no longer have conversion rights, unless we fail to purchase and pay for such Notes tendered pursuant to the Repurchase Right.

As of May 3, 2021, there were $156,548,000 aggregate principal amount of Notes outstanding, excluding any Notes with respect to which the holder has delivered an irrevocable Notice of Conversion. The Trustee has informed us that, as of the date of this Offer to Purchase (the “Offer to Purchase”), all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

We have appointed the Trustee as paying agent (the “Paying Agent”) and conversion agent (the “Conversion Agent”) in connection with the Repurchase Right.

This Offer to Purchase is being provided pursuant to Article 15 of the Indenture. All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Indenture. The Repurchase Right is subject to the terms and conditions of the Indenture, the Notes and this Offer to Purchase and related notice materials (collectively, as amended or supplemented from time to time, the “Repurchase Right Materials”).

You should review this Offer to Purchase carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to tender your Notes for purchase and, if so, the amount of Notes to tender. None of the Company, MTI, their respective Boards of Directors, their respective employees, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any holder as to whether or not to tender that holder’s Notes.

The Paying Agent and Conversion Agent is:

U.S. BANK NATIONAL ASSOCIATION

By Hand or Overnight Delivery:	By Facsimile for Eligible Institutions:	By Registered or Certified Mail:
(651) 466-7430
U.S. Bank National Association		U.S. Bank National Association
60 Livingston Avenue West Side Flats St. Paul St. Paul, MN 55107 Attention: Bondholder Communications		60 Livingston Avenue West Side Flats St. Paul St. Paul, MN 55107 Attention: Bondholder Communications
To Confirm By Telephone or For
Information:
(651) 466-6619

Additional copies of this Offer to Purchase may be obtained from the Paying Agent at its address set forth above.

The date of this Offer to Purchase is May 4, 2021.

ii

No person has been authorized to give any information or to make any representations other than those contained in the Repurchase Right Materials and, if given or made, such information or representations must not be relied upon as having been authorized. The Repurchase Right Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Repurchase Right Materials shall not under any circumstances create any implication that the information contained in the Repurchase Right Materials is current as of any time subsequent to the date of such information.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	5
IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT	6
1. INFORMATION CONCERNING THE COMPANY AND MTI	6
1.1. The Company	6
1.2. MTI	6
1.3. The Mergers and Related Transactions	6
2. DEFINITIONS	7
3. INFORMATION CONCERNING THE NOTES	7
3.1. The Company’s Obligation to Purchase the Notes	7
3.2. Repurchase Price	7
3.3. Conversion Rights of the Notes	7
3.4. Market for the Notes and MTI Shares	8
3.5. Redemption	8
3.6. Ranking	9
3.7. Dividends	9
4. PROCEDURES TO BE FOLLOWED BY HOLDERS ELECTING TO TENDER NOTES FOR PURCHASE	9
4.1. Method of Delivery	9
4.2. Agreement to Be Bound	9
4.3. Delivery of Notes	10
5. RIGHT OF WITHDRAWAL	11
6. PAYMENT FOR TENDERED NOTES; SOURCE AND AMOUNT OF FUNDS	11
7. CANCELLATION OF NOTES ACQUIRED	11
8. PLANS OR PROPOSALS OF THE COMPANY	11
9. INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF THE COMPANY IN THE NOTES	12
10. AGREEMENTS INVOLVING THE COMPANY’S SECURITIES	12
11. PURCHASES OF NOTES BY THE COMPANY AND ITS AFFILIATES	12
12. CERTAIN U.S. TAX CONSIDERATIONS	12
13. ADDITIONAL INFORMATION	16
14. NO SOLICITATIONS	17
15. CONFLICTS	17
ANNEX A. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS	A-1

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Right. To understand the Repurchase Right fully and for a more complete description of the terms of the Repurchase Right, we urge you to carefully read the remainder of this Offer to Purchase because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

Inphi Corporation.

Why are you offering to repurchase my Notes?

The Indenture, pursuant to which the Notes were issued, gives you, as a holder of the Notes, the right to require us to repurchase all or part of your Notes upon the occurrence of a Fundamental Change. This has been a right of holders of the Notes from the time the Notes were issued on April 24, 2020. As discussed above, a Fundamental Change has occurred as a result of the Delaware Merger. (Page 7)

What Notes are you obligated to purchase?

We are obligated to purchase all Notes tendered and not validly withdrawn by holders of the Notes. As described in the Indenture, Holders tendering less than all of their Notes must tender an aggregate principal amount of $1,000 or any integral multiple thereof. As of May 3, 2021, there were $156,548,000 aggregate principal amount of Notes outstanding, excluding any Notes with respect to which the holder has delivered an irrevocable Notice of Conversion (Page 7).

How much will you pay and what is the form of payment?

For each $1,000 principal amount of Notes validly tendered and not validly withdrawn pursuant to the Repurchase Right, we will pay, in cash, a Repurchase Price of $1,000 plus accrued and unpaid interest to, but excluding, the Repurchase Date. We estimate that the Repurchase Price will be approximately $1,000.98 per $1,000 principal amount of Notes. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or MTI Shares (as defined below) (Page 7).

If I tender my Notes, when will I receive payment for them?

On June 2, 2021, the Repurchase Date, we will accept for payment all Notes validly tendered and not validly withdrawn pursuant to the Repurchase Right. We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Repurchase Date the appropriate amount of cash required to pay the Repurchase Price for those Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures (Page 11).

What are my conversion rights with respect to my Notes?

The Delaware Merger constitutes a Fundamental Change under the Indenture and, as a result, your Notes became convertible on April 20, 2021 and may be converted at your election at any time prior to 5:00 p.m., New York City time, on the Expiration Date. At the Delaware Merger Effective Time, each share of common stock, $0.001 par value per share, of Inphi (each, an “Inphi Share”) issued and outstanding immediately prior to the Delaware Merger Effective Time (other than (i) Inphi Shares held by Inphi, Marvell, MTI, Delaware Merger Sub or any other subsidiary of Marvell or Inphi and (ii) Inphi Shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law) was converted into the right to receive 2.323 shares of common stock, $0.002 par value per share, of MTI (each, an “MTI Share”) and $66.00 in cash, without interest, plus cash in lieu of any fractional MTI Shares (the “Merger Consideration”).

As previously announced, the Delaware Merger also constitutes a Make-Whole Fundamental Change whereby holders of the Notes that exercise their right (the “Conversion Right”) to convert their Notes in whole or in part (in a principal amount of $1,000 or an integral multiple thereof) at any time from the Delaware Merger Effective Time up to 5:00 p.m. on the Expiration Date (the “Make-Whole Convertibility Period”) benefit from an increased conversion rate of 0.5891 per $1,000 principal amount of Notes. Accordingly, during the Make-Whole Convertibility Period, each Note is convertible into $567.27 in cash and 19.9662 MTI Shares, with cash paid in lieu of any fractional share (Page 7).

If you do not tender your Notes pursuant to the Repurchase Right, you will retain the Conversion Right associated with your Notes during the Make-Whole Convertibility Period. If you fail to exercise your Conversion Right during the Make-Whole Convertibility Period, you will no longer be entitled to convert your Notes as a result of the Fundamental Change or Make-Whole Fundamental Change, and will need to wait until the occurrence of another event giving rise to the right to convert your Notes in accordance with the terms of the Indenture. If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have conversion rights, unless we fail to purchase and pay for the Notes tendered pursuant to the Repurchase Right (Page 8).

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes; however, the Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the trading price of the MTI Shares and the market for similar securities. In addition, prices and trading volumes in the over-the-counter market are not reported and can be difficult to monitor. As described above, the Notes are currently convertible into the Merger Consideration. We urge you to obtain current market information for the Notes, to the extent available, prior to making any decision with respect to the Repurchase Right (Page 8).

What do the Board of Directors of the Company, the Board of Directors of MTI and the Trustee think of the Repurchase Right?

Neither our Board of Directors, the Board of Directors of MTI nor the Trustee has made any recommendation as to whether or not you should tender your Notes for purchase pursuant to the Repurchase Right. You must make your own decision whether to tender your Notes for purchase pursuant to the Repurchase Right and, if so, the amount of Notes to tender. The Repurchase Right and our offer to purchase Notes pursuant thereto as described in this Offer to Purchase is based solely on the requirements of the Indenture and the Notes (Page 7).

When does the Repurchase Right expire?

The Repurchase Right expires at 12:00 midnight, New York City time, at the end of the day on the Expiration Date, which is June 1, 2021. We will not extend the period you have to accept the Repurchase Right unless required to do so by the United States federal securities laws (Page 7).

What are the conditions to your repurchase of the Notes?

Our purchase of Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful (Page 7).

How do I tender my Notes?

To tender your Notes for purchase pursuant to the Repurchase Right, you must tender the Notes through the transmittal procedures of DTC on or after the date of this Offer to Purchase, but no later than 12:00 midnight, New York City time, on the Expiration Date.

•

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 12:00 midnight, New York City time, at the end of the day on the Expiration Date.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Repurchase Right set forth in this Offer to Purchase (Page 9).

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time until 12:00 midnight, New York City time, at the end of the day on June 1, 2021, the Withdrawal Date (Page 11).

How do I withdraw previously tendered Notes?

To withdraw previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes on or prior to the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures on or prior to the Withdrawal Date (Page 11).

If I want to convert my Notes, what should I do?

If you want to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Notes, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent and (iv) pay any transfer or similar taxes, if required pursuant to the Indenture. Please direct any questions or requests for assistance in connection with the tender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Purchase (Page 8).

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes before 12:00 midnight, New York City time, on the Expiration Date, we will not repurchase your Notes and your Notes will remain outstanding and convertible during the Make-Whole Convertibility Period and otherwise in accordance with the Indenture and continue to be subject to the existing terms of the Indenture and the Notes (Page 8).

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender your Notes in an aggregate principal amount of $1,000 or any integral multiple thereof (Page 9).

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Unless we default in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date (Page 7).

If I do not tender my Notes for purchase, will I have the right to require the Company to repurchase my Notes in the future?

Yes. If a Fundamental Change not described in this Offer to Purchase occurs in the future with respect to the Company, you will have the right, at your option, to require us to repurchase your Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date in connection with such future Fundamental Change.

If I do not tender my Notes for purchase, will it affect my conversion rights?

No. If you do not tender your Notes for purchase, your conversion rights will not be affected by the Repurchase Right. You will continue to have the right to convert the Notes during the Make-Whole Convertibility Period and otherwise in accordance with the Indenture (Page 8).

If I do not tender my Notes for repurchase and do not convert my Notes, will my Notes still accrue interest?

Yes. If you do not tender your Notes for purchase and you do not convert your Notes, your Notes will continue to accrue interest in accordance with the terms of the Indenture.

If I do not tender my Notes for repurchase, will my Notes continue to be guaranteed by MTI following the Repurchase Date?

Yes. MTI provided a guarantee of the Company’s obligations under the Notes as a result of the Merger and will continue to guarantee the Notes following the Repurchase Date to the extent that any Notes remain outstanding.

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase (Page 9).

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes for purchase pursuant to the Repurchase Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Repurchase Right will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. Such gain or loss will generally be capital gain or loss. You should consult with your tax advisor regarding the specific tax consequences to you (Page 13).

Who is the Paying Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Repurchase Right and may be contacted at the address and telephone number set forth on the cover of this Offer to Purchase.

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Repurchase Right may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Purchase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: MTI’s failure to realize the anticipated benefits of the Mergers, including as a result of its ability to integrate the businesses of Marvell and Inphi or due to unexpected costs, liabilities or delays related to such integration; MTI’s ability to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the completion of the transaction; risks associated with third party contracts containing consent and/or other provisions that may be triggered by the transaction; the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and any related company or government policies and actions intended to protect the health and safety of individuals or government policies or actions intended to maintain the functioning of national or global economies and markets; legislative, regulatory and economic developments affecting MTI’s business; general economic and market developments and conditions including disruptions in MTI’s supply chain or in the supply chains of its customers or suppliers; the evolving legal, regulatory and tax regimes under which MTI operates; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as MTI’s response to any of the aforementioned factors. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors as well as other risks associated with the transaction and the combined company as described in the “Risk Factors” section of the joint proxy statement/prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Mergers, and risks and uncertainties that affect Inphi’s business as described in the “Risk Factors” section of Inphi’s most recent Annual Report on Form 10-K and other documents filed by MTI, Marvell or Inphi from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

1. Information Concerning the Company and MTI.

1.1. The Company

The Company is a fabless provider of high-speed analog and mixed signal semiconductor solutions for the communications and cloud markets. Our analog and mixed signal semiconductor solutions provide high signal integrity at leading-edge data speeds while reducing system power consumption. Our semiconductor solutions are designed to address bandwidth bottlenecks in networks, maximize throughput and minimize latency in communication and computing environments and enable the rollout of next generation communications and cloud infrastructures. Our solutions provide a vital high-speed interface between analog and mixed signals and digital information in high-performance systems such as telecommunications transport systems, enterprise networking equipment and data centers. We provide 25G to 600G high-speed analog and mixed signal semiconductor solutions for the communications market.

The Company is organized under the laws of the State of Delaware. The Company’s principal executive offices are located at c/o Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054, (408) 222-0777.

1.2. MTI

MTI is a leading supplier of infrastructure semiconductor solutions, spanning the data center core to network edge. MTI is a fabless semiconductor supplier of high-performance standard and semi-custom products with core strengths in developing and scaling complex System-on-a-Chip architectures integrating analog, mixed-signal and digital signal processing functionality. Leveraging leading intellectual property and deep system-level expertise as well as highly innovative security firmware, MTI’s solutions are empowering the data economy and enabling communications across 5G, cloud, automotive, industrial and artificial intelligence application.

MTI is organized under the laws of the State of Delaware. Its principal executive offices are located at 1000 N. West Street, Suite 1200, Wilmington, Delaware 19801 and its telephone number is (302) 295-4840.

1.3. The Mergers and Related Transactions

As previously announced, the Company entered into the Merger Agreement, by and among Marvell, MTI, Bermuda Merger Sub, and Delaware Merger Sub, pursuant to which, among other things, Delaware Merger Sub merged with and into Inphi, with Inphi continuing as a wholly owned subsidiary of MTI.

At the Delaware Merger Effective Time, each issued and outstanding share of the Company’s common stock, subject to certain exceptions, was automatically converted into the right to receive the Merger Consideration, at which time all such shares of the Company’s common stock ceased to be outstanding and were automatically cancelled.

In connection with, and immediately prior to, the Delaware Merger Effective Time, on April 20, 2021, MTI and Inphi entered into separate, privately negotiated exchange agreements (the “Exchange Agreements”) with a limited number of holders (the “Exchanging Holders”) of the Notes and the Company’s 0.75% Convertible Senior Notes due 2021 (the “2021 Notes”). On April 29, 2021 (the “Settlement Date”), the Company delivered an aggregate of 7,115,085 newly issued MTI Shares (the “Exchange Shares”) to the Exchanging Holders in exchange for approximately $9.6 million in aggregate principal amount of the 2021 Notes and $199.5 million in aggregate principal amount of the Notes owned by the Exchanging Holders (such transactions, the “Exchanges”). Following the settlement of the Exchanges on the Settlement Date, the 2021 Notes and the Notes delivered to the Company pursuant to the Exchange Agreements were cancelled. The number of Exchange Shares delivered to the Exchanging Holders on the Settlement Date was determined by using the average of the daily volume-weighted average trading prices of the MTI Shares (the “Average Daily VWAP”) during a reference period commencing on April 22, 2021 and ending on April 27, 2021. The Company did not receive any cash proceeds from the issuance of the Exchange Shares.

The Exchange Shares were offered and sold pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Exchange Shares have not been, and will not be, registered under the Securities Act or any state securities law. MTI does not intend to file a registration statement for resale of the Exchange Shares.

Separately, the Company has entered into agreements with certain financial institution parties to Inphi’s existing capped call transactions entered into in connection with the Notes (the “Existing Inphi Capped Call Counterparties” and the “Existing Inphi Capped Call Transactions,” respectively) to terminate certain portions of the Existing Inphi Capped Call Transactions (collectively, the “Unwind Agreements”). The Unwind Agreements provide for such terminations to occur over a period of time from, and including, the trading day immediately following the Delaware Merger Effective Time to, and including the Expiration Date, subject to postponement in certain circumstances (the “Unwind Period”). In connection with the related unwind of the existing hedge positions with respect to the Existing Inphi Capped Call Transactions, we expect the Existing Inphi Capped Call Counterparties and/or their affiliates to enter into or unwind various derivative transactions economically equivalent to selling MTI Shares and/or to sell MTI Shares during the Unwind Period.

The market activities of the holders of Notes and the Existing Inphi Capped Call Counterparties described above could have the effect of decreasing, or limiting an increase in, the market price of MTI Shares at the time. We cannot predict the magnitude of such activities or the overall effect they may have on the market price of MTI Shares at the time.

2. Definitions. All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Indenture.

3. Information Concerning the Notes. The Notes were issued under the Indenture and mature on April 15, 2025. As of May 3, 2021, $156,548,000 aggregate principal amount of Notes were outstanding, excluding any Notes with respect to which the holder has delivered an irrevocable Notice of Conversion.

We have appointed the Trustee as Paying Agent and Conversion Agent in connection with the Notes.

3.1. The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, upon the occurrence of a Fundamental Change, we are obligated to purchase all Notes validly tendered for purchase by holders, at their option, and not validly withdrawn at a purchase price specified in Section 15.02 of the Indenture, together with accrued and unpaid interest with respect thereto, on a date chosen by the Company in its sole discretion that is not less than 20 and no more than 35 Business Days after the date of the Company’s mailing to all holders of a notice stating that a Fundamental Change has occurred (the “Company Notice”). The Company is required under the Indenture to deliver the Company Notice to all holders of the Notes (in accordance with the applicable procedures of the Depositary), the Trustee and the paying Agent on or before the 20th calendar day after the occurrence of the Fundamental Change. The Company issued the Company Notice related to the Repurchase Right on May 3, 2021, in compliance with its obligations under the Indenture.

The Repurchase Right will expire at 12:00 midnight, New York City time, at the end of the day on June 1, 2021. We will not extend the period that holders have to exercise their Repurchase Right unless required to do so by the United States federal securities laws. Our purchase of Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful.

3.2. Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by us for each $1,000 principal amount of the Notes on the Repurchase Date is 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the Repurchase Date, with respect to any and all Notes validly tendered for purchase and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of the day on the Withdrawal Date. We estimate that the Repurchase Price will be approximately $1,000.98 per $1,000 principal amount of Notes. We will pay the Repurchase Price in cash with respect to any and all Notes validly tendered for purchase and not validly withdrawn. Notes tendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Unless we default in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the MTI Shares. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date. We urge holders of Notes to obtain the best available information as to the current market prices of the Notes and the MTI Shares before making a decision whether to tender Notes for purchase.

None of the Company, MTI, their respective Boards of Directors, their respective employees, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to holders as to whether or not to tender Notes for purchase pursuant to this Offer to Purchase. Each holder must make its own decision whether or not to tender Notes for purchase and, if so, the principal amount of Notes to tender based on that holder’s own assessment of the current market value of the Notes, the MTI Shares and other relevant factors.

3.3. Conversion Rights of the Notes. The Delaware Merger constitutes a Fundamental Change under the Indenture and, as a result, Holders of the Notes currently have the right, during the Make-Whole Convertibility Period, to convert their Notes in whole or in part (in a principal amount of $1,000 or an integral multiple thereof) into the Merger Consideration.

As previously announced, the Delaware Merger also constitutes a Make-Whole Fundamental Change whereby holders of the Notes that exercise their Conversion Right at any time during the Make-Whole Convertibility Period benefit from an increased conversion rate of 0.5891 shares per $1,000 principal amount of Notes. Accordingly, during the Make-Whole Convertibility Period, each Note is convertible into $567.27 in cash and 19.9662 MTI Shares, with cash paid in lieu of any fractional share.

In order to exercise your conversion right, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to the book-entry conversion program of DTC, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Note, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent and (iv) pay any transfer or similar taxes, if required pursuant to the Indenture.

For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indenture and the form of the Notes attached thereto incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 27, 2020.

Holders that do not tender their Notes for purchase pursuant to the Repurchase Right will maintain the right to convert their Notes into the Merger Consideration during the Make-Whole Convertibility Period. Holders that fail to exercise their Conversion Right during the Make-Whole Convertibility Period will no longer be entitled to convert their Notes as a result of the Fundamental Change or Make-Whole Fundamental Change, and will need to wait until the occurrence of another event giving rise to the right to convert their Notes in accordance with the terms of the Indenture. Holders who validly tender all or part of their Notes pursuant to the Repurchase Right may not surrender such Notes for conversion unless they validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date, as described in Section 5 below. Holders who validly tender and do not validly withdraw their Notes pursuant to the Repurchase Right will no longer have conversion rights, unless we fail to purchase and pay for such Notes tendered pursuant to the Repurchase Right.

If you wish to convert your Notes, you should NOT tender your Notes pursuant to the Repurchase Right.

3.4. Market for the Notes and MTI Shares. There is no established reporting system or trading market for trading in the Notes; however, the Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, MTI’s operating results, the trading price of the MTI Shares and the market for similar securities. In addition, prices and volumes in the over-the-counter market are not reported and can be difficult to monitor.

Following the expiration of the Repurchase Right, we expect that Notes not purchased pursuant to the Repurchase Right will continue to be traded over-the-counter. We cannot assure you that a trading market will exist for the Notes following the Repurchase Date. The extent of the market for the Notes following the Repurchase Date will depend upon, among other things, the remaining outstanding principal amount of the Notes, the number of holders of Notes remaining and the interest on the part of securities firms in maintaining a market in the Notes.

The Trustee has informed us that, as of the date of this Offer to Purchase, all of the Notes are held in global form through DTC. As of May 3, 2021, $156,548,000 aggregate principal amount of Notes were outstanding, excluding any Notes with respect to which the holder has delivered an irrevocable Notice of Conversion, and DTC was the sole record holder of the Notes.

As described in Section 3.3 above, each $1,000 principal amount of the Notes are currently convertible into $567.27 in cash and 19.9662 MTI Shares, with cash paid in lieu of any fractional share (amounts calculated by multiplying the increased conversion rate during the Make-Whole Convertibility Period by the cash and MTI Shares that a holder of one Inphi Share would have received in the Delaware Merger). In connection with the Mergers, MTI Shares have been listed on the NASDAQ Stock Market, LLC under the symbol “MRVL.” On May 3, 2021, the last reported sales price of MTI Shares on the NASDAQ Stock Market, LLC was $44.31 per share. As of May 3, 2021, there were approximately 816,434,039 MTI Shares outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and MTI Shares before making any decision with respect to the Repurchase Right.

3.5. Redemption. The Company may not redeem the Notes prior to maturity.

3.6. Ranking. The Notes are, to the extent set forth in the Indenture, our direct senior, unsecured obligations and rank equal in right of payment to all of our existing and future senior, unsecured indebtedness, and are guaranteed by MTI on a senior, unsecured basis (ranking equal in right of payment to all of MTI’s existing and future senior, unsecured indebtedness). The Notes are effectively subordinated to all of our and MTI’s existing and future secured indebtedness (to the extent of the value of the assets securing that indebtedness). As of May 3, 2021, we did not have any secured indebtedness outstanding.

3.7. Dividends. Holders of Notes are not entitled to dividends. In the event that the Notes are converted into the Merger Consideration, holders will thereafter be entitled to dividends, if any, paid by MTI to its shareholders. Currently, MTI, as successor to Marvell, pays quarterly cash dividends of $0.06 per share. Future payment of a regular quarterly cash dividend on the MTI Shares will be subject to, among other things, the best interests of MTI and its shareholders, MTI’s results of operations, cash balances and future cash requirements, financial condition, developments in ongoing litigation, statutory requirements under Delaware law and other factors that MTI’s board of directors may deem relevant. MTI’s dividend payments may change from time to time, and we cannot provide assurance that MTI will continue to declare dividends at all or in any particular amounts.

4. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase. In order to receive the Repurchase Price for their Notes, holders must tender their Notes on or after the date of this Offer to Purchase, but no later than 12:00 midnight, New York City time, at the end of the day on the Expiration Date. Holders may tender some or all of their Notes; however, any Notes tendered must be in an aggregate principal amount of $1,000 or an integral multiple thereof.

Only registered holders are authorized to tender their Notes for purchase. The Trustee has informed us that, as of the date of this Offer to Purchase, DTC is the sole registered holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase.

Notes that are not validly tendered pursuant to the Repurchase Right on or before 12:00 midnight, New York City time, at the end of the day on the Expiration Date will remain outstanding and convertible at the option of the holder and will continue to be subject to the existing terms of the Indenture and the Notes.

4.1. Method of Delivery. Since DTC is the sole registered holder of the Notes, all Notes tendered for purchase must be delivered through DTC’s Automated Tender Offer Program (“ATOP”). Any tender of Notes is at the risk of the person tendering those Notes.

4.2. Agreement to Be Bound. By tendering Notes through the transmittal procedures of DTC, a holder acknowledges and agrees as follows:

•	pursuant to the Repurchase Right, such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture;

•	such holder has received this Offer to Purchase;

•	such holder agrees to all of the terms of this Offer to Purchase;

•

upon the terms and subject to the conditions set forth in this Offer to Purchase, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such holder (i) irrevocably sells, assigns and transfers to us, all right, title and interest in and to all of the Notes tendered, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Repurchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Offer to Purchase;

•

such holder represents and warrants that such holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•

such holder understands that all Notes validly tendered for purchase and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of the day on the Withdrawal Date will be purchased at the Repurchase Price, in cash, subject to the terms and conditions of the Indenture, the Notes and this Offer to Purchase, as amended and supplemented from time to time, on the Repurchase Date;

•

payment for Notes purchased pursuant to the Offer to Purchase will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to such holders;

•

tenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Offer to Purchase at any time prior to 12:00 midnight, New York City time, at the end of the day on the Withdrawal Date by written notice of withdrawal delivered pursuant to the procedures set forth in this Offer to Purchase;

•

all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the holder and every obligation of the holder and shall be binding upon the holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction.

4.3. Delivery of Notes.

Notes Held Through a Custodian. A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the holder desires to tender the holder’s Notes and instruct that nominee to tender the Notes for purchase on the holder’s behalf through the transmittal procedures of DTC as set forth below in “— Notes Held by DTC Participants.”

Notes Held by DTC Participants. A holder who is a DTC participant must tender that holder’s Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such holder’s beneficial interest in the Notes; and

•	electronically transmitting such holder’s acceptance through ATOP, subject to the terms and procedures of that system.

In tendering through ATOP, the electronic instructions sent to DTC by the holder or by a broker, dealer, commercial bank, trust company or other nominee on the holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of and agreement to be bound by the terms of the Repurchase Right, including those set forth in Section 4.2 above.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 12:00 midnight, New York City time, at the end of the day on the Expiration Date.

5. Right of Withdrawal. Notes tendered for purchase may be withdrawn at any time prior to 12:00 midnight, New York City time, at the end of the day on the Withdrawal Date. Notes so withdrawn may be re-tendered by following the tender procedures described in Section 4 above.

In order to withdraw Notes on or prior to the Withdrawal Date, a holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes on the Withdrawal Date.

Notes tendered for purchase pursuant to the Repurchase Right may not be converted unless such Notes are first withdrawn on or prior to 5:00 p.m., New York City time, on the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw your Notes on or prior to the Withdrawal Date, you must allow sufficient time for completion of the necessary procedures on or prior to the Withdrawal Date.

6. Payment for Tendered Notes; Source and Amount of Funds. We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Repurchase Date the appropriate amount of cash required to pay the Repurchase Price for all Notes validly tendered for purchase and not validly withdrawn, and the Paying Agent will promptly thereafter distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase the Notes is approximately $156,701,417.04 (assuming all of the Notes outstanding on the date of this Offer to Purchase, excluding any Notes with respect to which the holder has delivered an irrevocable Notice of Conversion, are validly tendered for purchase and not validly withdrawn). We expect to fund our purchase of the Notes from available cash on hand and/or funds made available by MTI.

7. Cancellation of Notes Acquired. Any Notes purchased by us pursuant to the Repurchase Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

8. Plans or Proposals of the Company. As a result of the Mergers, all of the Inphi Shares are owned by MTI and have been delisted from the NASDAQ Global Select Market, LLC. The Company is currently in the process of deregistering the Inphi Shares under applicable SEC rules, and, if completed, the Company will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no longer be required to file periodic reports and other information with the SEC. Additionally, except as otherwise disclosed in this Offer to Purchase, neither the Company, MTI, nor, to the best of the Company’s knowledge, any of the persons identified in Annex A of this Offer to Purchase currently have any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business, other than to potentially reprice certain employee options;

•

any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any change in the Company’s corporate structure or business;

•	the MTI Shares ceasing to be authorized to be listed on the NASDAQ Global Select Market, LLC;

•	the MTI Shares becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	suspension of MTI’s obligation to file reports under Section 13 or 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

9. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company:

•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	we will not purchase any Notes from such persons; and

•

during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes, other than the Mergers and related transactions required by the Indenture as described elsewhere herein.

A list of the sole director and executive officers of the Company is attached to this Offer to Purchase as Annex A.

10. Agreements Involving the Company’s Securities. On September 6, 2016, in connection with the pricing of the 2021 Notes, Inphi entered into privately negotiated capped call transactions (together, the “2016 Base Capped Call Transactions”) with each of Morgan Stanley & Co. LLC and JPMorgan Chase Bank, National Association, London Branch (together, the “2016 Option Counterparties”). In addition, on September 7, 2016, Inphi entered into additional capped call transactions (together with the 2016 Base Capped Call Transactions, the “2016 Capped Call Transactions”) with each of the 2016 Option Counterparties.

On April 21, 2020, in connection with the pricing of the Notes, Inphi entered into privately negotiated capped call transactions (together, the “2020 Base Capped Call Transactions”) with an affiliate of one of the initial purchasers and other financial institutions (the “2020 Option Counterparties” and, collectively with the 2016 Option Counterparties, the “Option Counterparties”). In addition, on April 22, 2020, in connection with the exercise by the initial purchasers of their option to purchase additional Notes, Inphi entered into additional capped call transactions (together with the 2020 Base Capped Call Transactions, the “2020 Capped Call Transactions” the 2016 Capped Call Transactions and the 2020 Capped Call Transactions collectively, the “Capped Call Transactions”) with each of the 2020 Option Counterparties.

As described above, in connection with the Delaware Merger, Inphi and the Option Counterparties entered into Unwind Agreements to terminate certain portions of the Capped Call Transactions during the Unwind Period.

Except as described in this Offer to Purchase, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Right or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. Purchases of Notes by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than pursuant to the Repurchase Right until at least the tenth business day after the Repurchase Date. Following that date, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price and on other terms and for forms of consideration that may be different from those of the Repurchase Right. A decision to purchase Notes after the Repurchase Date, if any, will depend upon many factors, including the amount of Notes tendered for purchase pursuant to the Repurchase Right, the market price of the Notes, the market price of the MTI Shares, the business and financial position of the Company and general economic and market conditions.

12. Certain U.S. Tax Considerations. The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to a holder’s decision whether to exercise the Repurchase Right. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and administrative and judicial decisions promulgated thereunder, all as in effect as of the date of this Offer to Purchase. All of these laws and authorities are subject to change, possibly with retroactive effect.

This discussion deals only with holders who are beneficial owners of the Notes and who hold the Notes as capital assets. This discussion does not apply if a holder is a member of a class of holders subject to special rules, such as:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank, or other finance institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a partnership or other pass-through entity;

•	a person that owns Notes as part of a straddle, conversion or other integrated transaction for tax purposes;

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	a person subject to special tax accounting rules under Section 451(b) of the Code.

This summary does not describe all of the tax considerations that may be relevant to a holder’s decision whether to exercise the Repurchase Right. Further, this summary does not address U.S. federal estate, generation-skipping, gift, Medicare contribution or alternative minimum tax consequences, or any state, local, foreign or other nonfederal tax consequences. All holders should consult their own tax advisors regarding the U.S. federal income tax consequences of exercising the Repurchase Right or, alternatively, choosing not to exercise such Right and instead either continuing to hold the Notes or converting them into MTI Shares, as well as any tax consequences arising under any state, local or foreign tax laws, or under any other U.S. federal tax laws.

U.S. Holders

The following section describes the tax consequences to a U.S. holder and does not apply in the case of a non-U.S. holder. A U.S. holder means a beneficial owner of the Notes that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) a valid election is in effect for it to be treated as a U.S. person.

U.S. Holder Who Exercises Repurchase Right

Generally, a U.S. holder will recognize capital gain or loss upon the exercise of the Repurchase Right. The U.S. holder’s gain or loss will equal the difference between (i) the amount of cash received (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without tax) and (ii) the U.S. holder’s adjusted tax basis in the Notes tendered.

The U.S. holder’s adjusted tax basis in the Note will generally equal the original purchase price paid by such holder for the Note, increased by the amounts of any market discount previously included in income with respect to such Note and reduced by any amounts previously deducted with respect to amortizable bond premium with respect to such Note.

Subject to the market discount rules discussed below, such gain or loss will generally be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the holder held the Note for more than one year at the time of the sale of the Note pursuant to the Repurchase Right. Long term capital gains of non-corporate U.S. holders generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

A U.S. holder who acquired Notes at a market discount generally will be required to treat any gain recognized upon the purchase of its Notes pursuant to the Repurchase Right as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. holder elected to include market discount in income as it accrued. Subject to a de minimis exception, “market discount” generally equals the excess of the stated redemption price at maturity of the Notes at the time acquired by the holder over the holder’s initial tax basis in the Notes.

As more fully discussed in the following section — U.S. Holder Who Does Not Exercise Repurchase Right — it is possible that holders of Notes may be treated, for U.S. federal income tax purposes, as having “exchanged” their Notes at the time of the Mergers. In such a case, a U.S. holder exercising the Repurchase Right will recognize gain or loss both at the time of the “deemed exchange” (measured by the difference between the fair market value of the Notes at that time and the U.S. holder’s adjusted tax basis in the Notes) and also at the time of exercise of the Repurchase Right (measured by the difference between the amount of cash received (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without tax) and the fair market value of the Notes at the time of the “deemed exchange” (assuming, as the Company does, that the “new” Notes issued in such exchange are issued at their face value)).

U.S. Holder Who Does Not Exercise Repurchase Right

If the U.S. holder does not exercise the Repurchase Right, the mere act of declining to exercise such Right is not itself a taxable event. However, holders should be aware that, for U.S. income tax purposes, it is possible that they may be treated as having “exchanged” their Notes at the time of the Mergers, in connection with which your rights under the Notes were altered. As a result of the alteration of your rights at that time, it is possible that the tax law would treat you as having exchanged your Notes for “new” Notes at that time. The following discusses the reason that holders might be treated as having effected an “exchange” of their Notes at the time of the Delaware Merger and the possible implications of that tax characterization.

In connection with the Mergers, the Notes became guaranteed by MTI, a right that previously was not included in the Notes. As a very general statement of the applicable tax law, if the addition of the MTI guaranty was found to have elevated the likelihood of repayment under the Notes from “speculative” to “adequate,” then the addition of the guaranty could be found to have represented an “exchange” of their Notes by the holders. The Company believes that payment expectations under the Note were not “speculative” prior to the MTI guaranty, and that, consequently, addition of the guaranty did not amount to an “exchange” for tax purposes. However, the IRS could assert otherwise, and there can be no assurance as to whether the IRS might prevail.

“Exchange” treatment, however, would not necessarily result in a taxable event for Holders. Even if the IRS were to successfully assert that the addition of the guarantee by MTI resulted in a deemed exchange of the “old” Notes for “new” Notes, such deemed exchange would be not be taxable if it qualified for treatment as a tax-free “recapitalization” under the Code. Whether the exchange of “old” Notes for “new” Notes qualifies as a recapitalization depends on whether the “old” Notes and the “new” Notes constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a maturity at issuance of ten years or more constitute securities. However, later authorities have stressed that time alone is not decisive; the “security” inquiry requires an overall evaluation of the nature of the debt, the degree of participation and continuing interest in the affairs of the business, the extent of proprietary interest compared to the similarity of the note to a cash payment, and the purposes of the advance. Additionally, the IRS has ruled that new debt instruments with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose since the new debt represented a continuation of the holder’s investment in the corporation in substantially the same form. At their initial issuance, the Notes had a term to maturity of approximately five years. Accordingly, it is not clear whether the old Notes and the new Notes would both be treated as “securities.”

If the IRS successfully asserts both that the addition of the guarantee by MTI resulted in a deemed exchange and that the deemed exchange did not qualify as a tax-free “recapitalization”, the U.S. holder would be treated as having exchanged “old” Notes for “new” Notes on the date of the Merger in a fully taxable exchange. The tax treatment would be the same as described above under the section titled “U.S. Holder Who Exercises Repurchase Right”, substituting “old Notes” for “Notes” and “the fair market value of the new Notes” for the phrase beginning with “the amount of cash received.”

Non-U.S. Holders

The following describes the tax consequences of the exercise of the Repurchase Right or the recharacterization as a taxable deemed exchange by the IRS (see U.S. Holders — U.S. Holder Who Does Not Exercise Purchase Right) to a non-U.S. holder. A non-U.S. holder means a beneficial owner of Notes (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder for U.S. federal income tax purposes.

Amounts received pursuant to the exercise of the Repurchase Right, if any, attributable to accrued but unpaid interest on Notes held by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder (a) does not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company stock entitled to vote, (b) is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code, (c) is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business and (d) has provided a validly completed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing that it is a non-U.S. holder (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder).

A non-U.S. holder of a Note will not be subject to U.S. federal income tax on gains realized on the sale of a Note pursuant to the Repurchase Right or pursuant to a recharacterization as a taxable “deemed exchange” unless (i) such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale and certain conditions are met, or (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder.

If a non-U.S. holder of a Note is engaged in a trade or business in the U.S. and if amounts received attributable to accrued but unpaid interest or gain realized on the sale of a Note pursuant to the Repurchase Right or pursuant to a recharacterization as a taxable “deemed exchange,” are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest and gain on a net income basis in the same manner as if it were a U.S. holder. Such a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Backup Withholding and Information Reporting

The Code and Treasury regulations require reporting certain payments to the IRS. Payments made to U.S. holders upon purchase of the Notes are generally subject to information reporting unless the U.S. holder is an exempt recipient, such as a corporation and certain tax-exempt organizations.

The “backup withholding” rules generally require payors to withhold tax from payments subject to information reporting if the recipient fails to furnish its correct taxpayer identification number to the payor or fails to certify that payments received by such U.S. holder are not subject to backup withholding.

If a non-U.S. holder holds Notes through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not apply. Information reporting, and possibly backup withholding, may apply if the Notes are held by a non-U.S. holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. holder fails to provide appropriate information. To prevent backup withholding, non-U.S. holders should (i) submit a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. IRS Forms W-8BEN and W-8BEN-E may be obtained from the Paying Agent.

Certain holders (including, among others, corporations and certain foreign individuals) are exempt recipients not subject to backup withholding requirements.

In addition to the foregoing, the Company generally must report to a non-U.S. Holder and to the IRS the amount of interest paid to each non-U.S. holder during each calendar year and the amount of tax, if any, withheld from such payments. Copies of the information returns reporting such amounts and withholding may be made available by the IRS to the tax authorities in the country in which a non-U.S. holder is a resident under the provision of an applicable income tax treaty or other agreement.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations thereunder, commonly referred to as the Foreign Account Tax Compliance Act (FATCA), generally impose a 30% withholding tax on payments of accrued interest with respect to the Notes if paid to a foreign entity (whether such foreign entity is the beneficial owner or an intermediary) unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, the entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner (generally by providing an IRS Form W-8BEN or IRS Form W-8BEN-E or any successor form); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN or IRS Form W-8BEN-E or any successor form). The United States has entered into intergovernmental agreements with certain non-U.S. jurisdictions, and may enter into additional intergovernmental agreements, that modify the FATCA withholding regime described above.

Holders are urged to consult their tax advisors regarding FATCA and the application of these requirements to their exercise of the Repurchase Right.

13. Additional Information. As described in Section 8 above, as a result of the Mergers, the Inphi Shares have been delisted from the NASDAQ Global Select Market, LLC. The Company is currently in the process of deregistering the Inphi Shares under applicable SEC rules, and, if completed, the Company will no longer be subject to the reporting requirements of the Exchange Act.

Our parent, MTI, is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including MTI, which currently files, and Marvell, which prior to the consummation of the Mergers filed, electronically with the SEC. The address of that site is http://sec.gov.

The documents listed below (as they may be amended from time to time) contain important information about MTI, Marvell and Inphi, which are hereby incorporated by reference into this Offer to Purchase:

•	Marvell’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, filed with the SEC on March 16, 2021;

•	Marvell’s Current Reports on Form 8-K, filed with the SEC on March 5, 2021, March 24, 2021, April 5, 2021, April 12, 2021, April 16, 2021, April 19, 2021 and April 20, 2021;

•	MTI’s Current Reports on Form 8-K, filed with the SEC on April 21, 2020, May 3, 2021 and May 4, 2021;

•	Inphi’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 25, 2021, as amended on March 2, 2021;

•	Inphi’s Current Reports on Form 8-K, filed with the SEC on April 15, 2021 and April 21, 2021; and

•

all documents MTI filed with (but not furnished to) the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to 12:00 midnight, New York City time, at the end of the day on the Repurchase Date.

For more information about the Mergers, you should examine MTI’s joint proxy statement/prospectus (the “Proxy Statement”), filed with the SEC on March 11, 2021. The Merger Agreement is attached to the Proxy Statement as Annex B.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this Offer to Purchase or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

14. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Repurchase Right.

15. Conflicts. In the event of any conflict between this Offer to Purchase on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

INPHI CORPORATION

May 4, 2021

ANNEX A

INPHI CORPORATION

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the Company’s directors and current executive officers.

Board of Directors

Name	Title
Mitchell L. Gaynor	Sole Director

Executive Officers

Name	Title
Jean Hu	President and Chief Financial Officer
Mitchell L. Gaynor	Chief Legal Officer and Secretary

The business address of each person set forth above is c/o Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054, (408) 222-0777.

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